Exhibit 99.1

FIRST AMENDMENT TO

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This First Amendment to Change in Control and Severance Agreement (this “Amendment”) is executed as of [•], 2022, by and between Biomea Fusion, Inc., a Delaware corporation (the “Company”), and [•] (the “Executive”).

WHEREAS, the Company and Executive are parties to a certain Biomea Fusion, Inc. Change in Control and Severance Agreement dated as of [•] (the “Agreement”);

WHEREAS, the Company and Executive desire to enter into this Amendment, effective as of [•], 2022 (the “Effective Date”), in order to provide for a 280G excise tax gross-up as described herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, which the parties agree constitute good and valuable consideration, the parties hereto agree as follows:

1. Section 8 of the Agreement is hereby deleted in its entirety and replaced with the following:

8. Gross-Up Payment.

(i) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment or payments (collectively, the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Aggregate Payments, any federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section 8(i), and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Aggregate Payments.

(ii) Subject to the provisions of Section 8(iii) below, all determinations required to be made under this Section 8(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of Executive’s termination of employment, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the date of Executive’s termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment, if any, as determined pursuant to this Section 8(ii), shall be paid to the relevant tax authorities as withholding taxes on behalf of Executive at such time or times when each Excise Tax payment is due. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

(iii) If, after a Gross-Up Payment by the Company on behalf of Executive pursuant to this Section 8(i), Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

2. Except as otherwise provided herein, all other terms and conditions as set forth in the Agreement shall remain the same.

3. The validity, interpretation, construction and performance of this Amendment and the Agreement, as amended herein, shall be governed by the laws of the State of California, without giving effect to the conflict of laws principles of such State.

4. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

BIOMEA FUSION, INC.

By:
Name:
Title:

EXECUTIVE

[•]